EXHIBIT 23






                                CONSENT OF INDEPENDENT ACCOUNTANTS



        We consent to the incorporation by reference in the Registration Statement of Pennsylvania Electric Company on Form S-3 (File No. 33-49669) of our report dated February 2, 1994, on our audits of the consolidated financial statements and financial statement schedules of Pennsylvania Electric Company and Subsidiary Companies as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 10-K. Our report on the audits of consolidated financial statements and financial statement schedules of Pennsylvania Electric Company and Subsidiary Companies as of December 31, 1993 and 1992,

  and for each of the three years in the period ended December 31, 1993 contains explanatory paragraphs related to certain contingencies which have resulted from the accident at Unit 2 of the Three Mile Island Nuclear Generating Station; the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," and the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1993; and the change in the method of accounting for unbilled revenues in 1991.






                                            COOPERS & LYBRAND





            2400 Eleven Penn Center
            Philadelphia, PA
            March 10, 1994
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